Exhibit 10.20

BRIAN K. SERVICE, INC.

123 Red Hill Circle

Tiburon, CA 94920

Ph: 415/435-9706

Fax: 415/435-6570

November 18, 2003

Mr. G. W. Loewenbaum

Chairman

3D Systems, Inc.

Dear Mr. Loewenbaum:

I am writing this letter pursuant to your request to set forth the terms and conditions upon which Brian K. Service, Inc. (a California corporation) (“BKS”) will be engaged to perform certain management services, and to arrange for the provision of management services by others, for 3D Systems Corporation, a Delaware corporation, and its wholly owned and controlled subsidiaries (collectively, “3D Systems” and the “Company”) under certain guarantees and indemnities to be provided by 3D Systems.

Under the terms of this agreement, BKS shall (a) locate, engage and provide the services of qualified consultants acceptable to the Company in such fields as the Company may reasonably request from time to time, which may include without limitation the fields of finance, accounting, strategic planning, sales, marketing, management and human resources; and (b) provide such other consulting services as the Company may from time to time request.

BKS will provide the work product included in this agreement for the agreed-upon terms and conditions set out below, and as set out in the attached Term Sheet. The terms of engagement for any consultants whose services are provided hereunder (including without limitation their qualifications and the scope of their engagements) shall be as mutually determined by BKS and the Company.

Fees: During the Term (as defined herein), BKS will be compensated for its services under this agreement as follows:

a.	A monthly fee of $15,000; plus

b.	Additional compensation (the “Consultant-Based Fees”) at the rate of $15,000 per week per consultant engaged during that week, such amount to be prorated for services provided for less than one week, subject to a Profit Cap equal to $130,000. For purposes of this agreement, the Profit Cap shall be computed based upon the aggregate payments by the Company to BKS for all consultants during the Term less the Direct Compensation Costs of the consultants paid by BKS. For purposes of this agreement, Direct Compensation Costs shall include amounts paid directly to the consultants by BKS for services rendered to the Company, employment taxes applicable thereto, and the costs of providing any employee benefits which may be offered by BKS to the consultants including deferred compensation and other welfare benefits. BKS shall provide invoices with respect to the services described about, which invoices shall include the information and calculation of the Direct Compensation Costs. If during the Term, the aggregate Consultant-Based Fees paid to BKS in excess of the Direct Compensation Costs equal the Profit Cap, thereupon, the Consultant Based Fees for the remainder of the Term shall be reduced to be equal to the Direct Compensation Costs. If during the Term, the aggregate Consultant-Based Fees paid to BKS in excess of the Direct Compensation Costs exceed the Profit Cap, BKS immediately shall refund such excess to the Company. The Profit Cap is applicable for every 12 month period of this agreement and, for any shorter period shall be pro-rated accordingly.

Term of the Agreement: The term of this agreement (the “Term”) shall be for eleven (11) months and shall automatically be extended thereafter until terminated pursuant to the termination provisions set forth in this paragraph. Following the initial Term of this agreement, either party may provide 90 days advance written notice to the other party terminating this agreement. 3D Systems may discharge BKS immediately upon receipt by BKS of written notice for (i) any material breach or threat of material breach of this agreement, or (ii) impossibility of performance (defined below), or if the employment agreement dated October 15, 2002, between Brian Service and the Company is terminated by the Company for cause.

Impossibility of Performance: Neither BKS nor the Company will be liable in damages for any delay, default or breach which is caused by conditions beyond its control, including but not limited to Acts of God, governmental or self-regulatory organization restrictions (including the requirements of any applicable securities law or listing requirement), continuing domestic or international problems such as war or insurrection, strikes, fire, flood, work stoppages, embargoes, and or lack of materials; provided, however, that any party shall have the right to terminate this agreement, effective immediately upon receipt of written notice, if the other party is unable to fulfill its obligations hereunder due to any of the above-mentioned causes.

Expenses: BKS shall be entitled to reimbursement for any out of pocket costs incurred by any of its personnel in connection with the performance of its obligations hereunder, and incurred by the consultants provided in accordance with the terms hereof in the fulfillment of their terms of engagement.

Indemnification: Except in the case of willful misconduct or gross negligence, the Company shall indemnify, defend, and hold BKS, its officers, directors, principals, and associates, affiliates, employees, agents, and counsel, harmless against any damages, costs, fines, penalties, liabilities, attorneys’ and others professional fees and disbursements, suffered, incurred by, or asserted against, BKS, its officers, directors, principals, and associates, affiliates, employees, agents, and/or counsel, including any amounts incurred or paid in settlement or any judgment of any action, suit, or proceeding brought under any statute, at common law, or otherwise, which arises under or in connection with the performance by BKS of services pursuant to this agreement and any amendment or modification thereto. The obligations of 3D Systems under this paragraph are hereinafter collectively referred to as “Indemnity Obligations.” The Indemnity Obligations shall survive, for a period of five (5) years, any termination of BKS’ services under this agreement and any amendment or modification thereto. The Company agrees to promptly tender any payments due BKS, its officers, directors, principals and associates, affiliates, employees, agents, and/or counsel, under or in respect of the Indemnity Obligations, within three (3) business days following written demand by BKS, its officers, directors, principals, and associates, affiliates, employees, agents and/or counsel.

Miscellaneous

At the request of the Company, BKS shall execute, and shall cause any consultants proposed by BKS to execute, such confidentiality agreements and agreements regarding intellectual property as the Company deems appropriate with respect to each engagement. BKS agrees that, during the term of this agreement, it will not engage, or act as advisor or consultant to, any entity or individual which engages in activities competitive with those of the Company.

This agreement shall inure to the benefit of and be binding upon the respective heirs, executors, successors, representatives, and assigns of the parties, as the case may be; provided, however, the obligations hereunder of each party to the other are personal and may not be assigned without the express written consent of such other party. The Company and BKS are the sole beneficiaries of this agreement, and there is no intent to create any third party beneficiaries with respect hereto.

The relationship created by this Agreement shall be that of independent contractor, and neither BKS nor any consultants provided by BKS shall have any authority to bind or act as agent for the Company or its employees for any purpose. Neither the Company nor BKS shall have nor exercise any control or direction over the methods by which the other party’s employees, subcontractors or other agents perform their services or obligations under this Agreement. BKS will be solely responsible for and shall act in compliance with all state and federal laws pertaining to employment taxes, income tax withholding, unemployment compensation contributions, and other employment related statutes and will hold the Company harmless from and against any taxes of any type incurred as a result of this Agreement or of the Transactions and services described herein.

This Agreement may not be modified in any respect by any verbal statement, representation, or agreement made by any employee, officer, or representative of the Company, or by any written documents unless it is signed by an officer of the Company and by BKS.

This Agreement shall be governed by the laws of the State of California without regard to its laws governing choice of law. Jurisdiction over disputes regarding this Agreement shall lie in the Superior Court for the State of California in Los Angeles County. The parties waive to the fullest extent of the law any right to jury trial.

Any notices to be given hereunder shall be directed to the persons and addresses named hereto.

This constitutes the entire understanding between BKS and the Company regarding our services. By executing this agreement, you acknowledge that you have read carefully and understand all of its terms. This agreement cannot be modified except by written agreement signed by each party.

If 3D Systems is in agreement with the foregoing, and it accurately represents your understanding of the agreement between the Company and BKS, please approve the enclosed copy of this letter, and return the approved copy to me. If there are any questions with regard to the terms set forth herein, please contact me immediately. Please understand that we can assume no responsibility in connection with the services to be provided under this agreement until a signed copy has been returned.

Yours truly,

BRIAN K. SERVICE, INC.

By:	/s/ BRIAN SERVICE
B.K. Service

THE FOREGOING IS APPROVED AND AGREED TO:

Dated: November 18, 2002

3D SYSTEMS CORPORATION

By:	/s/ KEITH KOSCO
Name: Title:	Keith Kosco General Counsel and Corporate Secretary